REDE, INC.
--------------------------------------------------------------------------------

October 26, 2008

Mr. David Ide
CEO
Modavox
4636 East University Drive
Suite 275
Phoenix, AZ 85034

REFERENCE: RESIGNATION FROM BOARD OF DIRECTORS

Dear David,

I have been part of the Board of Directors since October 2008 when the company was called Surf Net and observed various management changes and advocated your appointment as COO and ultimately CEO in 2005.

During my tenure I continued to request and seek a more stabilized flow of information specifically financial information and while there can be an array of excuses I feel this has never been achieved and consequently I feel the governance capability of the company is significantly impaired.

The lack of timely and in most cases any financial or operation information prohibits my ability to serve the shareholders in any fiduciary capacity as all judgments should be based on valid and reliable along with timely information and that has not occurred at any time during my tenure.

I run a multi-million dollar enterprise and understand the resources required to manage such an entity effectively and appreciate the need to be sensitive to startup and growth limitations. However, I do not feel that management since my tenure has ever placed fiscal control and financial reporting as a key priority beyond the statutory SEC requirements and even those commitments are met just in time without any meaningful interaction with the Board of Directors and especially the audit committee.

My financial and legal advisors have been concerned about my participation on the BOD for Modavox even after the purchase of D&O insurances as they feel and I agree that our deficiencies at the governance level could be a valid reason for not honoring any claims.

I have worked too hard to build my business and my professional reputation to risk any damage accordingly especially since there is no financial consideration that has merited my participation overall since 2003 and I still feel I was wronged when I helped the company out of its IRS tax dilemma by submitting my original stock options in 2006 and not receiving any monies accordingly.

5700 BULLARD SUITE 300 o NEW ORLEANS, LA 70128 o 504-231-4323 o
                                                              FAX (504) 834-0942

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I therefore tender and submit my immediate resignation from the Modavox Board of
Directors on the basis of poor communication between management and the independent directors and lack of consistent, timely and relevant financial and operational information to effectively serve as a director.

I wish the BOD and Modavox good luck in their future endeavors.


Sincerely,


/s/ HUBERT GLOVER
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Hubert Glover, CMA, CIA, CPA/CITP, Ph.D.
President